Exhibit 99.1

BioStar Pharmaceuticals Inc. Announces Appointment of New Chief Financial Officer; Appoints Audit Committee Chairman and Independent Director to the Board of Directors

XIANYANG, China, April 12, 2011 – Biostar Pharmaceuticals, Inc. (NASDAQ GM: BSPM) (“Biostar” or “the Company”), Xianyang-based manufacturer of a leading over-the-counter Hepatitis B medicine, Xin Aoxing Oleanolic Acid Capsules (“Xin Aoxing Capsules”), in addition to a portfolio of pharmaceutical products, today announced it has engaged Zack Zibing Pan as its new Chief Financial Officer effective April 7, 2011. This appointment followed resignation of Deyin (Bill) Chen, the Company’s previous Chief Financial Officer, for personal reasons. Prior to this appointment, Mr. Pan served as an independent member of the Board and the Chairman of the Audit Committee of the Board of Directors of the Company and, consequently, had to step down as a Board and an Audit Committee member in order to be engaged as the Company’s new CFO.  Mr. Pan has over ten years of accounting and finance experience. Previously, he was Chief Financial Officer of China Education Alliance, Inc., where he was appointed in August 2009. Prior to that, Mr. Pan was an audit manager with Eide Bailly CPAs & Business Advisors at its Oklahoma City office, where he has been employed since September 2005. From September 1998 to September 2005, Mr. Pan was a statistical analyst and economist with the State of Oklahoma. Mr. Pan graduated with a Master of Business Administration from the University of Central Oklahoma in 1999. Mr. Pan holds a Bachelor of Arts degree from Anhui University, China (1988). He is a Certified Public Accountant, certified by the Oklahoma State Board of Accountancy and member of American Institute of Certified Public Accountant and Oklahoma Society of Certified Public Accountants.

Finally, the Company also announced that the Board has appointed Mr. King-fai (Patrick) Leung as an independent director to the Board and Chairman of the  Audit Committee to fill vacancies resulting from Mr. Pan’s departures, as discussed above.

“We thank Bill for his contribution to the firm and wish him the best of luck as he pursues other personal and professional interests,” commented Mr. Ronghua Wang, Chairman and Chief Executive Officer of Biostar. “While Bill will be missed, we are fortunate to have found an experienced CFO in Zack Pan, our former Chairman of the Audit Committee of the Board. Zack brings valuable experience and insights in both accounting and capital markets to the Company and its operations. We anticipate a smooth transition with Zack as he has been involved with the Company since 2009, which will allow us to remain focused on expanding our product portfolio and distribution and increasing penetration in our existing footprint,” he concluded.

Bill Chen, outgoing Chief Financial Officer stated: “I enjoyed my experience with BioStar Pharmaceuticals. I am leaving to pursue other opportunities that more closely match my background, which is in engineering and technology. With strong cash flow and a solid pipeline of new products, I believe the Company is in a very good financial position.”

Mr. Leung joined Biostar as independent member of the Board and Chairman of the  Audit Committee after working with Hao Wen Holdings Ltd. (formerly known as “Everpride Biopharmaceutical Company Ltd.”) since 2005 as Executive Director, Financial Controller and Company Secretary, where he is responsible for the preparation of consolidated accounts, minutes and resolutions, quarterly announcements and liaisons with professional parties, such as auditors and lawyers. He also served as an accountant from 2002 to 2005 with Grandtop Services Ltd and Accounting Manager with MP logistics International Holdings Ltd.  Mr. Leung holds a Bachelor of Commerce (Accounting & Finance) from Deakin University, Victoria, Australia and holds a CPA with the Hong Kong Institute of Certified Public Accountants.

"We are looking forward to working with Mr. Leung and benefiting from his significant experience in finance and accounting, as we continue to see strong growth in our existing market for our pharmaceutical and health supplement products, and continue to expand our rural distribution in China,” said Ronghua Wang, Chairman and Chief Executive Officer of Biostar.

The Company also filed a Current Report on Form 8-K with the Securities and Exchange Commission detailing the foregoing event.

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary and controlled affiliate in China, develops, manufactures and markets pharmaceutical and health supplement products for a variety of diseases and conditions. The Company's most popular product is its Xin Aoxing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar currently manufactures two broad-based OTC products, two prescription-based pharmaceuticals, one medical device and five health supplements.

Cautionary Notes relating to Forward Looking Statements

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The company uses words and phrases such as "guidance," "forecasted," "projects," "is expected," "remain confident," "will" and similar expressions to identify forward-looking statements in this press release, including forward-looking statements. Undue reliance should not be placed on forward-looking information. Forward-looking information is based on current expectations, estimates and projections that involve a number of risks, which could cause actual results to vary and in some instances to differ materially from those anticipated by Biostar and described in the forward-looking information contained in this news release. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our most recent Annual Report on Form 10-K for the year ended December 31, 2010, and other subsequent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

For further information, contact:

Zack Pan, CFO
Phone:  405-996-8829
Email: zpan@aoxing-group.com

Ted Haberfield
     HC International, Inc.
     Tel: US +1-760-755-2716
     Email: thaberfield@hcinternational.net
     Web: http://www.hcinternational.net